Exhibit 10.2

99 CENTS ONLY STORES LLC
2016 MID-TERM CASH INCENTIVE PLAN

1.                                      The Plan.

1.1                            Purposes.  The purpose of this Plan is to promote the success of the Company by rewarding the Participants for their dedicated service to the Company and its Subsidiaries and to provide incentives for Participants to remain in the employ or other service of the Company or a Subsidiary of the Company and contribute to the performance of the Company.  Capitalized terms used herein are defined in Section 5.

1.2                            Eligibility.  The Plan Administrator shall, in its sole discretion, determine the Eligible Service Providers to participate in this Plan subject to the terms and conditions hereof.

1.3                            Administration and Authorization; Power and Procedure.

1.3.1                     Plan Administrator.  This Plan will be administered, and all Awards will be authorized, by the Plan Administrator.  The Plan Administrator may delegate ministerial, non-discretionary functions to individuals who are directors, officers or employees of the Company or any of its Affiliates.

1.3.2                     Plan Awards; Interpretation; Powers of the Plan Administrator.  The Plan Administrator shall have the power to make all determinations and take such actions as contemplated by this Plan or as may be necessary or advisable for the administration of this Plan and the effectuation of its purposes.  Such actions shall include the ability to grant Awards to Participants and determine the amount, payment date and other terms of such Awards in accordance with the terms of this Plan.  Any decision, interpretation, determination, evaluation, election, approval, authorization, appointment, consent or other action made or taken by or at the direction of the Plan Administrator (or any of its members) arising out of or in connection with the Plan or any agreement relating to an Award or the Plan shall be within the sole and absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all Eligible Service Providers and Participants, and their respective heirs, executors, administrators, successors and assigns.

1.3.3                     No Liability; Indemnification.  None of the Company, any of its Affiliates or any director, officer, employee or agent of the Company or any of its Affiliates will be liable for any action, omission or decision under this Plan taken, made or omitted in good faith.  To the maximum extent permitted by applicable law and the Certificate of Incorporation and Bylaws of the Company, and to the extent not covered by insurance directly insuring such Person, the Company shall indemnify and hold harmless each director, officer, employee and agent of the Company or any of its Affiliates from and against any cost or expense (including reasonable fees of counsel) or liability (including any sum paid in settlement of a claim with the approval of the Plan Administrator, such approval not to be unreasonably withheld), directly or indirectly arising out of any act or omission to act in connection with the administration of this Plan, except to the extent arising out of such director’s, officer’s, employee’s or agent’s own fraud or bad faith.  Such indemnification shall be in addition to any rights of indemnification under applicable law, under the Certificate of Incorporation or Bylaws of the Company or any of

its Affiliates, or otherwise.  Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to himself or herself under the Plan.

2.                                      Award Authorization.  The Plan Administrator may grant an Award to any Eligible Service Provider.  The target amount of each Award for each Participant is set forth on Appendix A hereto (each, a “Mid-Term Bonus”).

3.                                      Mid-Term Cash Incentive Awards.

3.1                            Performance Conditions.  Payment of each Award shall be subject to the payment condition and other conditions set forth herein, including achievement of Adjusted EBITDA performance conditions, as determined by the Plan Administrator following completion of the audit of the Company’s financial statements for the applicable fiscal year.

3.1.1                     If the Company achieves Adjusted EBITDA equal to or exceeding $75,000,000 for either of the Company’s fiscal years ended January 27, 2017 or January 26, 2018 (the “Initial EBITDA Goal”), 50% of the Participant’s Mid-Term Bonus (the “First Payment”) shall become eligible for payment.  No amounts will be paid under the Plan and all Awards will be forfeited if the Initial EBITDA Goal is not achieved.

3.1.2                     If the Company (a) achieves the Initial EBITDA Goal and (b) achieves Adjusted EBITDA equal to or exceeding $75,000,000 for the fiscal year immediately following the fiscal year for which the Initial EBITDA Goal was achieved (the “Second EBITDA Goal”), the remaining 50% of the Participant’s Mid-Term Bonus (the “Second Payment”) shall become eligible for payment.  If the Second EBITDA Goal is not achieved, 50% of the Participant’s Mid-Term Bonus will be forfeited.

3.1.3                     To the extent the First Payment or Second Payment becomes eligible for payment in accordance with this Section 3.1, such payments shall be referred to as “Eligible Payments”).

3.2                            Payment Condition.  Notwithstanding the foregoing, payment of Eligible Payments shall be made only to the extent that Free Cash Flow exceeds the amount of the outstanding Eligible Payments on a Measurement Date (as defined below) that occurs after Eligible Payments become payable, as determined by the Plan Administrator.  Free Cash Flow shall be measured as of the last day of fiscal year 2017 and as of the last day of each second quarter and fourth quarter of each fiscal year thereafter (each, a “Measurement Date”), provided that there are outstanding Eligible Payments on such Measurement Dates, until the earlier of (a) the date on which Eligible Payments are paid in full and (b) the end of fiscal year 2020.  If Free Cash Flow as of any Measurement Date, is not sufficient to pay the full amount of outstanding Eligible Payments, then (i) the Eligible Payments shall be paid to Participants on a pro-rata basis to the extent permitted by the first sentence of this Section 3.2 and (ii) Free Cash Flow shall be re-measured as of the following Measurement Date to determine whether further payment of any remaining portion of the Eligible Payments may be made pursuant to this Section 3.2.  If Free Cash Flow does not exceed the amount of the outstanding Eligible Payments, if any, at the end of fiscal year 2020, no further amounts will be paid under the Plan and all Awards will be forfeited.

3.3                            Payment Timing.  The applicable portion of the Participant’s Eligible Payments shall be paid, in cash, within 30 days following the completion of (a) the annual audited financial statements (for fiscal year Measurement Dates) or (b) the interim financial statements (for quarterly Measurement Dates), relating to the Measurement Date with respect to which the Company is required to make such payment pursuant to Section 3.2, provided that the Participant has not experienced a Separation from Service prior to such date of payment.

3.4                            Separation from Service.  Unless otherwise determined by the Plan Administrator, (a) if a Participant incurs a Separation from Service for any reason prior to a payment hereunder, the Participant’s Award shall automatically terminate as of the date of such Separation from Service, and thereafter the Participant shall have no right as to any unpaid Mid-Term Bonus; and (b) there shall be no proportionate or partial vesting in the periods prior to payment of the Award.

4.                                      Other Provisions.

4.1                            Status.  Status as an Eligible Service Provider will not be construed as a commitment that any Award will be granted under this Plan.

4.2                            No Right to Employment.  The Plan is not an agreement of employment.  Nothing in the Plan shall (a) guarantee that the Company or any of its Affiliates will employ any Eligible Service Provider for any specific time period or (b) modify or limit in any respect the Company’s or any of its Affiliates’ right to terminate or modify such Eligible Service Provider’s employment or compensation.

4.3                            Plan Not Funded.  The Plan is intended to constitute an “unfunded” plan.  Awards payable under this Plan will be payable from the general assets of the Company and no special or separate reserve, fund or deposit will be made to assure payment of such Awards.  No Participant, beneficiary or other Person will have any right, title or interest in any fund or in any specific asset of the Company by reason of any Award hereunder.  Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or its Affiliates, on the one hand, and any Participant, beneficiary or other Person, on the other hand.

4.4                            Withholding of Taxes.  The Company and any of its Subsidiaries shall have the right to deduct from any payment to be made to the Participant the required Federal, state, local and other taxes required to be withheld.  The Participant shall be solely responsible for any and all tax liability incurred in connection with the Award.

4.5                            Confidentiality.  To the extent disclosure is not required by applicable law, a Participant’s coverage by this Plan, level of participation and Awards are confidential information of the Company and its Affiliates, subject to the Participant’s obligations to protect such information under any employment, confidentiality or similar agreement between the Participant and the Company or any of its Affiliates.  Each Participant agrees not to share such information with any other Person (except (a) his or her legal counsel and financial advisors who agree to maintain the confidentiality of such information, or (b) any member of the Board).

4.6                            Plan and Award Amendments and Termination.  Notwithstanding any other provision of the Plan, the Plan Administrator may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely, retroactively or otherwise, provided that if the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination are materially and adversely impaired as a result of such amendment, suspension or termination, the consent of the Chief Executive Officer shall be required.  All authority of the Plan Administrator with respect to Awards hereunder will continue during any suspension of the Plan and in respect of Awards outstanding upon or following the termination of this Plan.  The Plan Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively.  Notwithstanding anything herein to the contrary, the Plan Administrator may amend the Plan or any Award granted hereunder at any time without a Participant’s consent to comply with Section 409A of the Code or any other applicable law.  Nothing in the Plan is intended to provide a guarantee of any particular tax treatment to any Participant.  The Plan will automatically terminate six months following the end of fiscal year 2020.

4.7                            Non-Transferability.  Each Award and all rights of each Participant under this Plan are nontransferable.

4.8                            Governing Law.  All matters arising out of or relating to the Plan, the Awards and all other related documents, the actions taken in connection herewith and the transactions contemplated hereby, including its validity, interpretation, construction, performance and enforcement, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.

4.9                            Severability.  If it is determined that any provision of this Plan is invalid and unenforceable, the remaining provisions of this Plan will continue in effect provided that the essential economic terms of this Plan and the Award can still be enforced.

4.10                     Construction of Plan.  This Plan shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

4.11                     Dispute Resolution.  All controversies and claims arising out of or relating to the Plan, or the breach hereof, shall be settled pursuant to the Company’s mandatory dispute resolution procedures as may be in effect from time to time with respect to matters arising out of or relating to the Participant’s employment with the Company, including the procedures set forth in the Arbitration of Disputes Agreement entered into by and between the Company and the Participant.

4.12                     Captions; Construction of Terms.  Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference.  Such headings will not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.  Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply.  As used herein, (a) “or” shall mean “and/or” and (b) “including” or “include” shall mean “including, without limitation.”  Any reference herein to an agreement in writing shall be deemed to include an electronic writing to the extent permitted by applicable law.

4.13                     Section 409A.  Although the Company does not guarantee to any Participant the particular tax treatment of any Award, all Awards are intended to comply with, or be exempt from, the requirements of Section 409A of the Code, and the Plan and any Award letter shall be limited, construed and interpreted in accordance with such intent.  In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or for any damages for failing to comply with Section 409A of the Code.  For purposes of Section 409A of the Code, a Participant’s right to receive any installment payments under the Plan or pursuant to an Award shall be treated as a right to receive a series of separate and distinct payments.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan upon or following a termination of a Participant’s employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and references to a “termination,” “termination of employment” or like terms shall mean separation from service.  Whenever a payment under the Plan or pursuant to an Award specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

4.14                     Effective Date.  This Plan is effective as of the Effective Date.

5.                                      Definitions.  Capitalized terms used in this Plan are used as defined below if not otherwise defined herein:

“Adjusted EBITDA” means audited consolidated net income, determined in accordance with generally accepted accounting principles, plus (without duplication) to the extent deducted in calculating such consolidated net income, the sum of (a) the provision for taxes based on income or profits; plus (b) consolidated net interest expense; plus (c) consolidated depreciation and amortization expense; plus (d) the expense or income effect of certain items, including stock-based compensation, non-cash lease expense, discontinued operations and closed store costs (including termination expenses), severance, termination and other one-time personnel-related expenses, and non-capitalized consulting expenses; plus (e) certain other adjustments as determined to be appropriate by the Plan Administrator, in each case as determined by the Plan Administrator, as such sum may be adjusted by the Plan Administrator.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  No Person shall be deemed to be an Affiliate of another Person solely by virtue of the fact that both Persons own shares of the capital stock of the Company.

“Award” means a mid-term cash incentive award authorized by and granted under this Plan.

“Board” means the Board of Directors of the Company’s parent, Number Holdings, Inc.

“Capital Expenditures” means, for any fiscal period, the Company’s capital expenditures as calculated in accordance with generally accepted accounting principles, consistent with the Company’s annual audited or interim financial statements, as determined by the Plan Administrator.

“Cash from Operations” means the Company’s net cash provided by operating activities, as calculated in accordance with generally accepted accounting principles in the preparation of the Company’s statement of cash flows.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means 99 Cents Only Stores LLC, a California limited liability company, and its successors.

“Effective Date” means [•], 2016.

“Eligible Service Provider” means any employee of the Company or a Subsidiary of the Company.

“Free Cash Flow” means, as of any Measurement Date, (i) the Company’s Cash from Operations, plus (ii) Sale Leaseback Proceeds, less (iii) Capital Expenditures.  For the avoidance of doubt, any cash savings realized by the Company as a result of the modification or waiver of the terms of the Company’s loans under its $525 million Term Loan Facility or 11% senior notes due 2019, in each case held by affiliates of the Company, shall not be included in the calculation of Free Cash Flow.  Free Cash Flow shall be determined based on the six month period prior to and including the Measurement Date, provided that with respect to the Measurement Date that is the last day of fiscal year 2017, Free Cash Flow shall be determined based on the twelve month period prior to and including such date.

“Participant” means an Eligible Service Provider who has been granted an Award under this Plan, which Award has not terminated pursuant to any provision of the Plan.

“Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof.

“Plan” means this 99 Cents Only Stores LLC 2016 Mid-Term Cash Incentive Plan, as it may hereafter be amended from time to time.

“Plan Administrator” means the compensation committee of the Board, provided that the functions of the compensation committee may be exercised by the Board.

“Sale Leaseback Proceeds” means the net cash proceeds from any “sale and leaseback transaction” the use of proceeds from which is specifically approved by the Board; provided, that any such proceeds shall be excluded from this definition to the extent (i) such proceeds are required under the terms of the Company’s credit facilities to repay amounts outstanding under any such credit facility and (ii) of any lease or other similar or related payments to be made pursuant to such sale and leaseback transaction during the period from the date of such transaction to the last day of fiscal year 2020.

“Separation from Service” means a “separation from service” from the Company within the meaning of Section 409A of the Code.

“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.